Filed pursuant to Rule 433(d)

Registration Statement No. 333-151821-04

RATINGS TERM SHEET, dated April 11, 2011

$1,105,528,000

John Deere Owner Trust 2011

Issuing Entity

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes
Moody’s Investors Service, Inc.	Prime-1(sf)	Aaa(sf)	Aaa(sf)	Aaa(sf)
Fitch Ratings	F1+sf	AAAsf	AAAsf	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

BofA Merrill Lynch	Citi

BBVA

BNP PARIBAS

Mitsubishi UFJ Securities

Santander

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.